EXHIBIT 99.1

Cooper Companies Merger With Ocular Sciences Completed

Thursday January 6, 8:35 am ET

LAKE FOREST, Calif., Jan. 6, 2005 — The Cooper Companies, Inc. (NYSE:COO - News) announced today that its merger with Ocular Sciences, Inc. has closed. At closing, Cooper paid approximately $600 million in cash and issued approximately 10.7 million shares of its common stock to Ocular Sciences stockholders and option holders. In accordance with Nasdaq trading policies, shares of Ocular common stock will continue to trade on The Nasdaq National Market until the market closes later today at 4:00 pm (EST); however, those shares will represent solely the right to receive the merger consideration of 0.3879 of a share of Cooper common stock and $22.00 in cash.

“This acquisition is an ideal strategic fit for Cooper,” said A. Thomas Bender, Cooper’s chief executive officer. “Ocular brings geographic and product line balance and manufacturing technology to our CooperVision business unit. We expect to nearly double our revenue base and enhance our cash flow and profitability,” Bender added.

“Combining Cooper and Ocular Sciences is a strategic opportunity that immediately creates a company with significant scale and presence in all major markets around the world,” said John Fruth, Ocular Sciences’ founder and chairman, who will join Cooper’s board of directors. “The combined companies will offer our customers a wider choice of contact lens products for their patients,” Fruth noted.

The Cooper Companies’ CooperVision unit, the world’s fourth largest contact lens manufacturer, is a leading global supplier of specialty contact lenses. Ocular Sciences, the world’s fifth largest contact lens manufacturer, supplies primarily spherical and daily disposable contact lenses. With the completion of the merger, CooperVision becomes the world’s third largest contact lens company.

Revenue and Earnings Per Share Guidance

The revenue and earnings per share guidance for fiscal 2005 through 2007 is shown in the table below. It assumes no major change in exchange rates during the periods noted.

COOPER REVENUE AND EARNINGS PER SHARE(1) GUIDANCE FISCAL 2005-2007

	2005	2006	2007
Total Revenue	$870-$883 million	$1042-$1050 million	$1165-$1180 million
CooperVision	$755-$765 million	$915-$920 million	$1025-$1035 million
CooperSurgical	$115-$118 million	$127-$130 million	$140-$145 million
Earnings Per Share(1)	$3.05-$3.15	$4.00-$4.10	$4.75-$4.85
Effective Tax Rate	21%	20%	20%

(1)	Exclusive of nonrecurring charges for accounting and restructuring

Cooper expects fiscal first quarter 2005 revenue of between $149 million and $153 million and earnings per share of between $.52 and $.55 per share.

CooperVision expects fiscal first quarter 2005 revenue of between $122 million and $125 million and CooperSurgical expects revenue of between $26 million and $27 million for the same period. This guidance is exclusive of nonrecurring charges for accounting and restructuring.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risk that the combined company may not realize anticipated benefits from its cost-cutting measures; the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the company to differ materially from those described in forward-looking statements, include major changes in business conditions, a major disruption in the operations of our manufacturing facilities or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, the potential impact of changes to FASB 128, and other events described in our Securities and Exchange Commission filings, including the “Business” section in our Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is http://www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufacturers and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Albuquerque, N.M., Huntington Beach, Calif., Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is http://www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is http://www.coopersurgical.com.

Contact:

The Cooper Companies, Inc.

Norris Battin, Vice President

Investor Relations and Communications,

Financial Media and Investors

949-597-4700